Exhibit 99.1
CVR Partners Announces Closing of Initial Public Offering and Exercise
of Underwriters’ Over-Allotment Option
SUGAR LAND, Texas (April 13, 2011) — CVR Partners, LP (“CVR Partners”) today announced the closing of its initial public offering of 22,080,000 common units at a public offering price of $16.00 per common unit, which included the sale of 19,200,000 common units in the base offering and 2,880,000 common units pursuant to the underwriters’ over-allotment option. The common units are listed on the New York Stock Exchange under the symbol “UAN.”
CVR Energy, Inc. now indirectly owns approximately 69.8% of CVR Partners’ outstanding common units representing limited partner interests and CVR Partners’ general partner with its non-economic general partner interest.
Morgan Stanley, Barclays Capital and Goldman, Sachs & Co. acted as joint book-running managers for the initial public offering. Dahlman Rose & Company, RBS, Simmons & Company International and SunTrust Robinson Humphrey acted as co-managers for the initial public offering. The offering is being made only by means of a prospectus. A copy of the final prospectus relating to the offering may be obtained from: Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, telephone: 1-866-718-1649 or e-mail at prospectus@morganstanley.com, Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-888-603-5847 or e-mail at barclaysprospectus@broadridge.com and Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526 or e-mail at prospectus-ny@ny.email.gs.com.
You may also get a copy of the final prospectus for free by visiting the Securities and Exchange Commission’s website at http://www.sec.gov.
A registration statement relating to the common units has been declared effective by the Securities and Exchange Commission.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common units in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
# # #
About CVR Partners, LP
Located in Coffeyville, Kansas, CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 2,025 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.

For further information, please contact:

Investor Relations:	Media Relations:
Stirling Pack, Jr.	Steve Eames
281-207-3464	281-207-3550
Jay Finks	MediaRelations@CVREnergy.com
281-207-3588
InvestorRelations@CVREnergy.com